SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K
                                CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported) May 17, 1999



                          BUTLER NATIONAL CORPORATION
            (Exact name of Registrant as specified in its charter)

  Delaware                           0-1678                     41-0834293
(State of incorporation)   (Commission File Number)   (I.R.S. Employer
                                                         Identification No.)



                11920 West 161st Street, Olathe, Kansas  66062
                (Address of Principal Executive Office)(Zip Code)

     Registrant's telephone number, including area code:  (913) 780-9595

Former Name, former address and former fiscal year if changed since last report:

Item 9.  Sales of Equity Securities Pursuant to Regulation S.

     On May 17, 1999, the Company reported the status of its Convertible Debentures and the $1,000 Series B 6% Cumulative Convertible Preferred Stock since the original issues in 1996 and 1997. The Company issued a face value of $1,250,000 of Convertible Debentures and $1,500,000 of Convertible Preferred Stock. As of May 17, 1999, the outstanding face values are $618,000 and $633,000 respectively. Shares of common stock issued are 904,832 and 2,441,837 respectively (See Table 1). The shares were issued to accredited investors. The transactions were executed in reliance upon the exemption from registration afforded by Regulation S as promulgated be the Securities and Exchange Commission, under the Securities Act of 1933, as amended.

Table 1.


CLASS B CONVERTIBLE PREFERRED:

                                                            Shares of
                                    Date     Face Value     Comm Issued
Original Issue                      Dec-97   $1,500,000
Total Class B Conv Pref Issued               $1,500,000

Converted to Common Stock                      (715,000)    1,389,099
  through May 21, 1998

Balance outstanding May 21, 1998:            $  785,000     1,389,099

Converted after May 21, 1998:
  through April 30, 1999                       ( 92,000)      617,956

Balance at April 30, 1999                    $  693,000     2,007,055

Converted 4/30 through 5/17/99                 ( 60,000)      434,782

Balance at May 17, 1999                      $  633,000     2,441,837



CONVERTIBLE DEBENTURE

Original Issue                    Jun-96     $  750,000
                                  Nov-96        500,000

Total conv. deb.                              1,250,000

Converted to Common Stock
  through May 21, 1998                         (600,000)     737,992

Balance outstanding May 21, 1998            $   650,000      737,992

Converted after May 21, 1998:
  through April 30, 1999                           -            -

Balance at April 30, 1999                   $   650,000      737,992

Converted 4/30 through 5/17/99                 ( 32,000)     166,840

Balance at May 17, 1999                     $   618,000      904,832



TOTAL CLASS B CONV. PREFERRED AND CONVERTIBLE DEBENTURE

Original Issue                    Jun-96    $   750,000
                                  Nov-96        500,000
                                  Dec-97      1,500,000
Total Issued                                $ 2,750,000

Total Converted to Common Stock
  through May 21, 1998                       (1,315,000)   2,127,091

Total balance outstanding May 21, 1998      $ 1,435,000    2,127,091

Total Converted after May 21, 1998
  through April 30, 1999                    $   (92,000)     617,956

Total balance at April 30, 1999             $ 1,343,000    2,745,047

Total Converted 4/30 through 5/17/99            (92,000)     601,622

Total Balance at May 17, 1999               $ 1,251,000    3,346,669



CONVERSION RIGHTS OF THE CONVERTIBLE INSTRUMENTS ARE AS FOLLOWS:

Convertible Debentures, issued 1996, (the Debentures):

Under the amendment to subscription agreement signed on April 30, 1999, the Holders of the Debentures will be allowed to convert up to ten percent (10%) of the face value of the Debentures into common stock in any month until the entire issue is converted. With current face value of $650,000, $65,000 per month is convertible under the plan. However, when the closing bid price is above $1.45 for three trading days, the Holders will be allowed to convert up to a total of 30% per month or $195,000 of face value of the Debentures. This conversion amount will increase five percent for each $.20 increase in market price. The agreed upon conversion price is eighty percent (80%) of the average bid price for the previous five trading days.

As of April 30, 1999, the Holders represented that no common shares were owned. Sales of any newly converted common shares, will be limited to the greater of $25,000 or twenty percent (20%) of the previous weeks trading volume. The Holders are allowed to convert $52,000 of face value as free trading fee shares. The Holders have agreed to waive all current and future dividends.

All transactions will be handled through one broker selected and agreed upon by the parties. The broker will report all activity on a weekly basis.

The Holders also will receive 325,000 three-year warrants to purchase restricted common stock at $1.45 per share.

Class B Convertible Preferred Stock, issued in 1997, (the "Preferred"):

Under the agreement signed on January 25, 1999, the Holders of the Preferred will be allowed to convert up to ten percent (10%) of the face value of the Preferred into common stock in any month until the entire issue is converted. With current face value of $785,000, $78,500 per month is convertible under the plan. However, when the bid price is above $1.45 for three trading days, the Holders will be allowed to convert up to a total of 30% per month or $235,500 of face value of the Preferred. This conversion amount will increase five percent for each $.20 increase in market price. The agreed upon conversion price is seventy percent (70%) of the average bid price for the previous five trading days.

As of January 25, 1999, with the exception of 30,000 common shares currently owned by the Holders, sales of the previously converted common shares owned by the Holders, 148,849 shares, plus any newly converted common shares, will be limited to the greater of $30,000 or twenty-five percent (25%) of the previous weeks trading volume. Additionally, accrued dividends ($58,875) on the Preferred Stock will be paid in shares of common stock at $.57 per share. The Holders have agreed to waive all future dividends.

All transactions will be handled through one broker selected and agreed upon by the parties. The broker will report all activity on a weekly basis.

The Holders also will receive 770,000 three-year warrants to purchase restricted common stock at $1.45 per share.

                              Signatures


Pursuant to the requirements of the Securities & Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto authorized.

                                        Butler National Corporation
                                               (Registrant)

May 17, 1999                            /S/Clark D. Stewart
  (Date)                                Clark D. Stewart
                                        President and Chief Executive Officer


May 17, 1999                           /S/Robert E. Leisure
  (Date)                               Robert E. Leisure
                                       Chief Financial Officer